Exhibit 99.2

FIRST QUARTER 2023
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS FIRST QUARTER RESULTS

FIRST QUARTER 2023 HIGHLIGHTS

Q1 GAAP NET REVENUES OF $739M VS. $957M LY
Q1 ADJUSTED NET REVENUES OF $739M VS. $957M LY

Q1 GAAP GROSS MARGIN OF 47.0% VS. 52.1% LY
Q1 ADJUSTED GROSS MARGIN OF 47.0% VS. 52.1% LY

Q1 GAAP OPERATING MARGIN OF 13.4% VS. 21.4% LY

Q1 ADJUSTED OPERATING MARGIN OF 14.9% VS. 24.7% LY

Q1 GAAP NET INCOME OF $42M VS. $201M LY
Q1 ADJUSTED NET INCOME OF $52M VS. $181M LY

Q1 GAAP DILUTED EPS OF $1.76 VS. $7.22 LY
Q1 ADJUSTED DILUTED EPS OF $2.21 VS. $6.63 LY

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

There are no adjustments to GAAP net revenues and GAAP gross margin in either period presented in this press release.

TO OUR PEOPLE, PARTNERS AND SHAREHOLDERS,

Revenues of $739 million and adjusted operating margin of 14.9% exceeded our financial outlook in the first quarter despite a continued decline of the overall macro environment, especially for home-related businesses.

With 30-year mortgage rates trending at 20-year highs, the possibility of continued economic tightening required to tame inflation, and uncertainty regarding the recent regional banking crisis, we expect the luxury housing market and broader economy to remain challenging throughout fiscal 2023 and into next year.

Based on the above and current demand trends, we are now forecasting increased markdowns to clear discontinued inventory required to support our product transformation over the next several quarters.

We are raising our revenue outlook for fiscal 2023 to a range of $3.0 to $3.1 billion and lowering our outlook for adjusted operating margin to a range of 14.5% to 15.5%, which includes an approximate 150 basis point drag due to the ramp up of our global expansion.

As previously mentioned, it’s times like these that businesses tend to move in herds, pursuing broadly adopted short-term strategies that lead to mostly similar outcomes.  It’s also times like these that present opportunities to pursue long-term strategies that can create strategic separation and significant value creation for those teams willing to take the road less traveled and pursue their own unique path.

That path for RH is our climb up the luxury mountain and our long-term strategies of Product Elevation, Platform Expansion and Cash Generation.

PRODUCT ELEVATION

Our efforts to elevate the design and quality of our product are central to our strategy of positioning RH as the first fully integrated luxury home brand in the world. It is also the most difficult part of our climb as it requires attracting higher value, more discerning customers by offering higher quality, more desirable designs. While it’s a climb that becomes more difficult as we reach new heights, it’s also one we’ve been navigating successfully over the past 22 years.

1	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

This year we will be unveiling the most prolific collection of new products in our history, with over 70 new furniture and upholstery collections across RH Interiors, Contemporary, Modern, Outdoor, Baby & Child and Teen. These new collections reflect a level of design and quality inaccessible in our current market, and a value proposition that will be disruptive across multiple markets. We also believe the new collections will generate a level of excitement and serve as an inflection point for our business in the second half of the year.

The new collections will be gracing the pages of a new Source Book design with the objective of creating a cohesive collection of titles reinforcing our design and quality leadership with our trademarked belief inscribed across the cover, “There Are Pieces That Furnish A Home, And Those That Define It.”

PLATFORM EXPANSION

Our plan to expand the RH brand globally, address new markets locally, and transform our North American Galleries represents a multi-billion dollar opportunity.

This summer we will be introducing RH to the UK in a dramatic and unforgettable fashion with the opening of RH England, The Gallery at the Historic Aynho Park, a 17th-century, 73 acre estate that will be a Celebration of History, Design, Food & Wine.

RH England includes three full-service restaurants, The Orangery, The Conservatory and The Loggia, plus three secondary hospitality experiences, The Wine Lounge, The Tea Salon and The Juicery. Guests will appreciate views of Europe’s largest herd of white deer grazing on the vast and scenic property from the 46 windows adorning the south-facing main building and can enjoy a glass of wine or afternoon tea service while sitting around monolithic stone fire-pits on the Grand Viewing Terrace. One of the most unique attractions at RH England is The Aynho Architecture & Design Library, featuring rare books from the foundational masters of architecture, Palladio, Scamozzi and Alberti. The centerpiece of the collection is one of the first printings of De architectura, The Ten Books on Architecture, by Vitruvius, whose work from the 1st century BC inspired Leonardo da Vinci’s drawing of the Vitruvian Man 1,500 years after Vitruvius sketched the original. The principles at the core of Vitruvius’s philosophy have also inspired the Design Ethos at RH, which is reflected in our Galleries, Interiors and Gardens. The Gallery will also include The Sir John Soane Exhibition, honoring one of England’s greatest architects, in partnership with Sir John Soane’s Museum in London. The exhibit will touch on his life story and detail some of his most famous works, including Aynho Park. We believe RH England, The Gallery at the Historic Aynho Park, also represents RH’s greatest work, and will act as a symbol of our values and beliefs as we embark on our expansion across Europe. We will be unveiling RH England at an exclusive private event Saturday, June 3rd, and will open to the public on Friday, June 9th.

Our global expansion also includes opening in Brussels, Dusseldorf, Munich and Madrid as well as an Interior Design Studio in London over the next 18 months, followed by Paris, London, Milan and Sydney in 2024 and 2025.

Regarding our North American transformation, we will be introducing a new Gallery design in Palo Alto and Cleveland, as well as opening RH Indianapolis, a 178 acre estate on a private lake, this year. RH Montecito, The Gallery at the Historic Firehouse will now open in 2024. Additionally, we have 12 North American Galleries in the development pipeline scheduled to open over the next several years.

We also believe there is an opportunity to address new markets locally by opening Design Studios in neighborhoods, towns and small cities where the wealthy and affluent live, visit and vacation. We have several existing locations that validate this strategy in East Hampton, Yountville, Los Gatos, Pasadena and our former San Francisco Gallery in the Design District, where we have generated annual revenues in the range of $5 to $20 million in 2,000 to 5,000 square feet.

We have identified over 40 locations that are incremental to our previous plans in North America and believe the results of these Design Studios will provide data that could lead to opening larger Galleries in those markets.

CASH GENERATION

We have demonstrated that “Those with capital in difficult markets are the ones who capitalize.” That’s why we raised $2.5 billion of long-term debt before the markets tightened and are now in a position to take advantage of the opportunities that may present themselves in times of uncertainty and dislocation.

As mentioned, we will be focused on turning inventory into cash, and continuing to optimize costs throughout the organization, further strengthening our balance sheet to maximize optionality.

2	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

OUTLOOK

We are raising our revenue outlook for fiscal 2023 to a range of $3.0 to $3.1 billion and lowering our outlook for adjusted operating margin to a range of 14.5% to 15.5%, which includes an approximate 150 basis point drag due to the ramp up of our global expansion. We estimate the 53rd week will result in revenues of approximately $60 million.

For the second quarter of fiscal 2023, we are forecasting revenues of $765 to $775 million and adjusted operating margin in the range of 14% to 14.5%. The second quarter of fiscal 2023 includes incremental advertising expense of approximately $18 million versus last year for the new RH Interiors and RH Contemporary Source Books plus the opening of RH England, representing approximately 230 basis points of operating margin deleverage in the quarter.

RH BUSINESS VISION & ECOSYSTEM − THE LONG VIEW

We believe, “There are those with taste and no scale, and those with scale and no taste,” and the idea of scaling taste is large and far reaching.

Our goal to position RH as the arbiter of taste for the home has proven to be both disruptive and lucrative, as we continue our quest to build the most admired brand in the world.

Our brand attracts the leading designers, artisans and manufacturers, scaling and rendering their work more valuable across our integrated platform, enabling RH to curate the most compelling collection of luxury home products on the planet.

Our efforts to elevate and expand our collection will continue with the introductions of RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, RH Atelier and other new collections scheduled to launch over the next decade.

Our plan to open immersive Design Galleries in every major market will unlock the value of our vast assortment, generating revenues of $5 to $6 billion in North America, and $20 to $25 billion globally.

Our strategy is to move the brand beyond curating and selling product to conceptualizing and selling spaces, by building an ecosystem of Products, Places, Services and Spaces that establishes the RH brand as a global thought leader, taste and place maker.

Our products are elevated and rendered more valuable by our architecturally inspiring Galleries, which are further elevated and rendered more valuable by our interior design services and seamlessly integrated hospitality experience.

Our hospitality efforts will continue to elevate the RH brand as we extend beyond the four walls of our Galleries into RH Guesthouses, where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry. Additionally, we are creating bespoke experiences like RH Yountville, an integration of Food, Wine, Art & Design in the Napa Valley, RH1 and RH2, our private jets, and RH3, our luxury yacht that is available for charter in the Caribbean and Mediterranean where the wealthy and affluent visit and vacation. These immersive experiences expose new and existing customers to our evolving authority in architecture, interior design and landscape architecture.

This leads to our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries, elevating the RH brand and amplifying our core business by adding new revenue streams while disrupting and redefining multiple industries.

Our strategy comes full circle as we begin to conceptualize and sell spaces, moving beyond the $170 billion home furnishings market into the $1.7 trillion North American housing market with the launch of RH Residences − fully furnished luxury homes, condominiums and apartments with integrated services that deliver taste and time value to discerning time-starved consumers.

The entirety of our strategy comes to life digitally with The World of RH, an online portal where customers can explore and be inspired by the depth and dimension of our brand.

Our authority as an arbiter of taste will be further amplified when we introduce RH Media, a content platform that will celebrate the most innovative and influential leaders who are shaping the world of architecture and design.

Our plan to expand the RH ecosystem globally multiplies the market opportunity to $7 to $10 trillion, one of the largest and most valuable addressed by any brand in the world today. A one percent share of the global market represents a $70 to $100 billion opportunity.

Our ecosystem of Products, Places, Services and Spaces inspires customers to dream, design, dine, travel and live in a world thoughtfully curated by RH, creating an emotional connection unlike any other brand in the world.

Taste can be elusive, and we believe no one is better positioned than RH to create an ecosystem that makes taste inclusive and, by doing so, elevating and rendering our way of life more valuable.

3	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CLIMBING THE LUXURY MOUNTAIN AND BUILDING A BRAND WITH NO PEER

Every luxury brand, from Chanel to Cartier, Louis Vuitton to Loro Piana, Harry Winston to Hermès, was born at the top of the luxury mountain. Never before has a brand attempted to make the climb to the top, nor do the other brands want you to. We have a deep understanding that our work has to be so extraordinary that it creates a forced reconsideration of who we are and what we are capable of, requiring those at the top of the mountain to tip their hat in respect. We also appreciate that this climb is not for the faint of heart, and as we continue our ascent the air gets thin, and the odds become slim. We believe the level of work we plan to introduce this year inclusive of our new Collections, new Source Book design, new Gallery design and the introduction of RH to the UK in an immersive and unforgettable fashion, will continue to demonstrate the imagination, determination, creativity and courage of this team, and the relentless pursuit of our dream.

Over twenty years ago we began the journey with a vision of transforming a nearly bankrupt business with a $20 million market cap and a box of Oxydol laundry detergent on the cover of the catalog into the leading luxury home brand in the world. The lessons and learnings, the passion and persistence, the courage required, and the scar tissue developed by getting knocked down ten times and getting up eleven leads to the development of the mental and moral strength that builds character in individuals and forms cultures in organizations. Lessons that can’t be learned in a classroom, or by managing a business, lessons that must be earned by building one.

Or, by reaching the top of the mountain.

Onward Team RH.

Carpe Diem,

4	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use the following non-GAAP financial measures: adjusted net revenues, adjusted operating income, adjusted net income, adjusted diluted net income per share, free cash flow, adjusted free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted selling, general and administrative expenses, adjusted selling, general and administrative expenses margin, adjusted capital expenditures, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, trailing twelve months EBITDA and trailing twelve months adjusted EBITDA (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures we use in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies. For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP financial measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

5	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding our outlook for fiscal 2023 and the second quarter of 2023, including with respect to net revenues and adjusted operating margin; our expectations regarding the luxury housing market and broader economy; our forecasts with respect to markdowns and inventory; our plans and expectations regarding new products, including new furniture and upholstery collections and Source Book designs, RH Couture, RH Bespoke, RH Color, RH Antiques & Artifacts, and RH Atelier; our plans and expectations regarding global expansion of the RH brand, including regarding the opening of RH England and openings in Brussels, Dusseldorf, Munich and Madrid as well as an Interior Design Studio in London followed by openings in Paris, London, Milan and Sydney in 2024 and 2025; our specific plans, beliefs and expectations regarding new location openings, such as RH England, including its three restaurants, three hospitality experiences, The Aynho Architecture & Design Library, and The Sir John Soane Exhibition; our plans and expectations regarding our North American transformation, including a new Gallery Design in Palo Alto and Cleveland, and the opening of RH Indianapolis, RH Montecito, The Gallery at the Historic Firehouse, and 12 other Galleries in the development pipeline; our beliefs regarding opportunities to address new markets locally, including existing locations validating this strategy and locations we have identified for Design Studios; our anticipated focus on turning inventory into cash and continuing to optimize costs; our goal to position RH as the arbiter of taste for the home; our beliefs with respect to the RH brand; our strategy to move the brand beyond curating and selling product to conceptualizing and selling spaces; our beliefs regarding the impact of our Galleries, interior design services, and hospitality experiences on our products; our plans and expectations regarding our hospitality efforts, including RH Guesthouses, RH Yountville, RH1 and RH2, our private jets, and RH3, our luxury yacht; our goal to create a new market for travelers seeking privacy and luxury in the $200 billion North American hotel industry; our long-term strategy of building the world’s first consumer-facing architecture, interior design and landscape architecture services platform inside our Galleries; our plans and expectations regarding the launch of RH Residences; the entirety of our strategy coming to life digitally with The World of RH; our plans and expectations regarding the introduction of RH Media; our belief that our global expansion plans multiplies the market opportunity to $7 to $10 trillion; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others, risks related to our dependence on key personnel and any changes in key personnel; successful implementation of our growth strategy; uncertainties in the current and long-term performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking including international expansion, our real estate and Gallery development strategy and our expansion into new business areas such as hospitality; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products, risks related to the operations of our vendors, risks related to tariffs and risks related to the impact of COVID on our business; and those other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s Annual Report on Form 10-K most recently filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. You should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

6	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RETAIL METRICS

(Unaudited)

We operated the following number of locations:

	APRIL 29, 2023	APRIL 30, 2022
RH
Design Galleries(1)	27	27
Legacy Galleries	36	36
Modern Galleries	1	1
Baby & Child and TEEN Galleries	3	3
Total Galleries	67	67
Outlets(2)	39	39
Guesthouse(1)	1	—
Waterworks Showrooms	14	14
(1)	We have an integrated RH Hospitality experience in fourteen and thirteen of our Design Galleries as of April 29, 2023 and April 30, 2022, respectively. We also have RH Hospitality in one RH Guesthouse as of April 29, 2023.
(2)	Net revenues for outlet stores were $57 million and $70 million for the three months ended April 29, 2023 and April 30, 2022, respectively.

The following tables present RH Gallery and Waterworks Showrooms metrics, and exclude Outlets:

	THREE MONTHS ENDED
	APRIL 29, 2023		APRIL 30, 2022
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE
		(in thousands)		(in thousands)
Beginning of period	81	1,286	81	1,254
RH Design Galleries:
Indianapolis Design Gallery	(1)	(13.0)	—	—
RH Legacy Galleries:
Indianapolis temporary Gallery	1	5.7	—	—
End of period	81	1,279	81	1,254
Weighted-average leased selling square footage		1,285		1,254
% growth vs. same quarter last year		2%		8%

See the Company’s most recent Annual Report on Form 10-K for square footage definitions.

Total leased square footage as of April 29, 2023 and April 30, 2022 was approximately 1,733,000 and 1,672,000, respectively.

Weighted-average leased square footage for the three months ended April 29, 2023 and April 30, 2022 was approximately 1,729,000 and 1,672,000, respectively.

In addition, we operated one RH Guesthouse with leased square footage of approximately 25,000 square feet as of April 29, 2023.

T-1	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

ESTIMATED DILUTED SHARES OUTSTANDING

(Shares outstanding in millions)

	ILLUSTRATIVE AVERAGE STOCK PRICES

	Q2 2023
Average stock price	$200	$250	$300	$350	$400
Estimated adjusted diluted shares outstanding(1)	23.31	23.53	23.70	23.83	23.95

	FISCAL 2023
Implied average stock price(2)	$218	$256	$293	$331	$368
Estimated adjusted diluted shares outstanding(1)	23.40	23.58	23.70	23.79	23.88
(1)	The Q2 2023 estimated adjusted diluted shares outstanding include 0.033 million, 0.062 million, 0.082 million and 0.098 million incremental shares at $250, $300, $350 and $400 average share prices, respectively, due to dilution from the remaining convertible senior notes outstanding. There is immaterial dilution from the remaining convertible senior notes outstanding at the $200 average share price for Q2 2023. The fiscal 2023 estimated adjusted diluted shares outstanding include 0.012 million, 0.036 million, 0.058 million, 0.074 million and 0.085 million incremental shares at $218, $256, $293, $331 and $368 average share prices, respectively, due to dilution from the remaining convertible senior notes outstanding.
(2)	The implied fiscal 2023 average stock price is calculated by averaging (1) the actual average share price of $273.15 for the three months ended April 29, 2023 and (2) an estimated average stock price for the remainder of fiscal 2023, as noted above.

Note: The table above is intended to demonstrate the estimated impact stock prices could have on our adjusted diluted shares outstanding due to 1) additional in-the-money options, 2) the higher cost of acquired shares under the treasury stock method and 3) dilution resulting from the outstanding convertible senior notes.

For purposes of estimated adjusted diluted shares, we include the incurrence of dilution above the strike prices of the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”) and the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”) of $193.65 and $211.40, respectively.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the estimated adjusted diluted shares outstanding scenarios above based on the exercise prices of $50.00 and $385.30 for the May 2017 and October 2020 grants, respectively.

T-2	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED
	APRIL 29,	% OF NET	APRIL 30,	% OF NET
	2023	REVENUES	2022	REVENUES

	(dollars in thousands, except per share amounts)
Net revenues	$739,162	100.0%	$957,292	100.0%
Cost of goods sold	391,617	53.0	458,709	47.9
Gross profit	347,545	47.0	498,583	52.1
Selling, general and administrative expenses	248,305	33.6	293,295	30.7
Income from operations	99,240	13.4	205,288	21.4
Other expenses
Interest expense—net	39,816	5.4	20,855	2.1
Loss on extinguishment of debt	—	—	146,116	15.3
Other income—net	(653)	(0.1)	(343)	—
Total other expenses	39,163	5.3	166,628	17.4
Income before income taxes and equity method investments	60,077	8.1	38,660	4.0
Income tax expense (benefit)	16,585	2.2	(163,426)	(17.1)
Income before equity method investments	43,492	5.9	202,086	21.1
Share of equity method investments loss	1,602	0.2	1,375	0.1
Net income	$41,890	5.7%	$200,711	21.0%
Weighted-average shares used in computing basic net income per share	22,047,029		22,608,537
Basic net income per share	$1.90		$8.88
Weighted-average shares used in computing diluted net income per share	23,758,788		27,808,082
Diluted net income per share	$1.76		$7.22

T-3	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	APRIL 29,	JANUARY 28,
	2023	2023

	(in thousands)
ASSETS
Cash, cash equivalents and restricted cash	$1,520,227	$1,511,763
Merchandise inventories	766,301	801,841
Other current assets	189,316	199,060
Total current assets	2,475,844	2,512,664
Property and equipment—net	1,640,596	1,635,984
Operating lease right-of-use assets	528,010	527,246
Goodwill and intangible assets	216,170	215,681
Equity method investments	132,997	101,468
Deferred tax assets and other non-current assets	326,213	316,246
Total assets	$5,319,830	$5,309,289
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$321,743	$374,949
Deferred revenue and customer deposits	344,944	325,754
Convertible senior notes due 2023	1,694	1,696
Other current liabilities	183,122	183,574
Total current liabilities	851,503	885,973
Asset based credit facility	—	—
Term loan B—net	1,932,356	1,936,529
Term loan B-2—net	469,091	469,245
Real estate loans	17,905	17,909
Convertible senior notes due 2024—net	41,751	41,724
Non-current operating lease liabilities	504,479	505,809
Non-current finance lease liabilities	648,792	653,050
Deferred tax liabilities and other non-current obligations	14,567	14,389
Total liabilities	4,480,444	4,524,628
Stockholders’ equity	839,386	784,661
Total liabilities and stockholders’ equity	$5,319,830	$5,309,289

T-4	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	THREE MONTHS ENDED
	APRIL 29,	APRIL 30,
	2023	2022

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$41,890	$200,711
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash operating lease cost and finance lease interest expense	28,351	25,462
Depreciation and amortization	27,770	24,758
Stock-based compensation expense	10,180	12,802
Loss on extinguishment of debt	—	146,116
Asset impairments	2,475	5,923
Deferred income taxes	16,527	5,493
Other non-cash items	3,817	27
Change in assets and liabilities:
Merchandise inventories	35,915	(83,115)
Prepaid expenses and other current assets	(4,311)	(160,116)
Landlord assets under construction—net of tenant allowances	(9,583)	(12,148)
Deferred revenue and customer deposits	19,160	48,909
Other changes in assets and liabilities	(85,453)	(78,873)
Net cash provided by operating activities	86,738	135,949
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(34,190)	(29,364)
Equity method investments	(33,131)	(1,115)
Net cash used in investing activities	(67,321)	(30,479)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments under term loans	(6,250)	(5,000)
Repayments of convertible senior notes	(2)	(13,048)
Proceeds from termination of convertible senior note hedges	—	231,796
Payments for termination of common stock warrants	—	(390,934)
Proceeds from exercise of stock options	456	149,570
Other financing activities	(5,139)	(14,735)
Net cash used in financing activities	(10,935)	(42,351)
Effects of foreign currency exchange rate translation	(18)	(278)
Net increase in cash and cash equivalents, restricted cash and restricted cash equivalents	8,464	62,841
Cash and cash equivalents, restricted cash and restricted cash equivalents
Beginning of period—cash and cash equivalents	1,508,101	2,177,889
Beginning of period—restricted cash	3,662	—
Beginning of period—restricted cash equivalents (acquisition related escrow deposits)	—	3,975
Beginning of period—cash and cash equivalents, restricted cash and restricted cash equivalents	$1,511,763	$2,181,864

End of period—cash and cash equivalents	1,516,689	2,243,255
End of period—restricted cash	3,538	—
End of period—restricted cash equivalents (acquisition related escrow deposits)	—	1,450
End of period—cash and cash equivalents, restricted cash and restricted cash equivalents	$1,520,227	$2,244,705

T-5	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(Unaudited)

	THREE MONTHS ENDED
	APRIL 29,	APRIL 30,
	2023	2022

Net cash provided by operating activities	$86,738	$135,949
Capital expenditures	(34,190)	(29,364)
Free cash flow(1)	$52,548	$106,585
(1)	Free cash flow is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define free cash flow as net cash provided by operating activities less capital expenditures. Free cash flow is included in this shareholder letter because we believe that this measure provides useful information to our senior leadership team and investors in understanding the strength of our liquidity and our ability to generate additional cash from our business operations. Free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP, and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by operating activities and our other GAAP financial results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measure of free cash flow is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(Unaudited)

	THREE MONTHS ENDED
	APRIL 29,	APRIL 30,
	2023	2022

Capital expenditures	$34,190	$29,364
Landlord assets under construction—net of tenant allowances	9,583	12,148
Adjusted capital expenditures(1)	$43,773	$41,512
(1)	Adjusted capital expenditures is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received during the construction period. Adjusted capital expenditures is included in this shareholder letter because our senior leadership team believes that adjusted capital expenditures provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted capital expenditures is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-6	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(Unaudited)

	THREE MONTHS ENDED
	APRIL 29,	APRIL 30,
	2023	2022

	(in thousands)
GAAP net income	$41,890	$200,711
Adjustments (pre-tax):
Selling, general and administrative expenses:
Reorganization related costs(1)	7,621	—
Non-cash compensation(2)	3,531	5,858
Employer payroll taxes on option exercise(3)	—	11,717
Professional fee(4)	—	7,184
Asset impairments(5)	—	5,923
Recall accrual(6)	—	560
Other expenses:
Loss on extinguishment of debt(7)	—	146,116
Gain on derivative instruments—net(8)	—	(3,177)
Subtotal adjusted items	11,152	174,181
Impact of income tax items(9)	(2,433)	(194,926)
Share of equity method investments loss(10)	1,602	1,375
Adjusted net income(11)	$52,211	$181,341
(1)	Represents severance costs and related payroll taxes associated with a reorganization.
(2)	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Represents employer payroll tax expense related to the option exercise by Mr. Friedman in the first quarter of fiscal 2022.
(4)	Represents professional fee contingent upon the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchase.
(5)	Represents asset impairments related to property and equipment of Galleries under construction.
(6)	Represents accruals associated with product recalls.
(7)	Represents a loss on extinguishment of debt related to the repurchase of $180 million of principal value of convertible senior notes, which includes the acceleration of amortization of debt issuance costs of $1.0 million.
(8)	Represents net gain on derivative instruments resulting from certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchase.
(9)	We exclude the GAAP tax provision and apply a non-GAAP tax provision based upon (i) adjusted pre-tax net income, (ii) the projected annual adjusted tax rate and (iii) the exclusion of material discrete tax items that are unusual or infrequent, such as tax benefits related to the option exercises by Mr. Friedman in fiscal 2022. The adjustments for the three months ended April 29, 2023 and April 30, 2022 are based on adjusted tax rates of 26.7% and 14.8%, respectively.
(10)	Represents our proportionate share of the loss of our equity method investments.

T-7	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(11)	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this shareholder letter because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted net income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-8	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED
	APRIL 29,	APRIL 30,
	2023(1)	2022(2)
Diluted net income per share	$1.76	$7.22
Pro forma diluted net income per share(3)	$1.78	$7.33
Per share impact of adjustments (pre-tax)(4):
Reorganization related costs	0.32	—
Non-cash compensation	0.15	0.21
Loss on extinguishment of debt	—	5.34
Employer payroll taxes on option exercise	—	0.43
Professional fee	—	0.26
Asset impairments	—	0.22
Recall accrual	—	0.02
Gain on derivative instruments—net	—	(0.12)
Subtotal adjusted items	0.47	6.36
Impact of income tax items(4)	(0.11)	(7.11)
Share of equity method investments loss(4)	0.07	0.05
Adjusted diluted net income per share(5)	$2.21	$6.63
(1)	For the three months ended April 29, 2023, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash.
(2)	For the three months ended April 30, 2022, for GAAP purposes, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes (i) the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash and (ii) the dilutive impact of the convertible senior notes between $193.65 and $309.84 for the 2023 Notes and between $211.40 and $338.24 for the 2024 Notes, based on the bond hedge contracts that were in place and would have delivered shares to offset dilution in these ranges through the termination date of such contracts in the first quarter of fiscal 2022. Our adjusted diluted shares outstanding calculation includes the dilutive impact of stock prices in excess of $309.84 for the 2023 Notes and $338.24 for the 2024 Notes through the termination dates of the related bond hedge contracts in the first quarter of fiscal 2022, as we would have had an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.
(3)	Pro forma diluted net income per share for the three months ended April 29, 2023 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 23,599,173, which excludes dilution of 159,615 shares related to the 2023 Notes and 2024 Notes.

Pro forma diluted net income per share for the three months ended April 30, 2022 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 27,367,743, which excludes dilution related to the 2023 Notes and 2024 Notes of 440,339 shares.

(4)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

T-9	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income per share is included in this shareholder letter because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted diluted net income per share is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

T-10	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Unaudited)

	THREE MONTHS ENDED
	APRIL 29,	APRIL 30,
	2023	2022

	(dollars in thousands)
Selling, general and administrative expenses	$248,305	$293,295
Reorganization related costs(1)	(7,621)	—
Non-cash compensation(1)	(3,531)	(5,858)
Employer payroll taxes on option exercise(1)	—	(11,717)
Professional fee(1)	—	(7,184)
Asset impairments(1)	—	(5,923)
Recall accrual(1)	—	(560)
Adjusted selling, general and administrative expenses(2)	$237,153	$262,053
Net revenues	$739,162	$957,292
Selling, general and administrative expenses margin(3)	33.6%	30.7%
Adjusted selling, general and administrative expenses margin(3)	32.1%	27.4%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this shareholder letter because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted selling, general and administrative expenses is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define selling, general and administrative expenses margin as selling, general and administrative expenses divided by net revenues. We define adjusted selling, general and administrative expenses margin as adjusted selling, general and administrative expenses divided by net revenues.

T-11	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Unaudited)

	THREE MONTHS ENDED
	APRIL 29,	APRIL 30,
	2023	2022

	(dollars in thousands)
Net income	$41,890	$200,711
Income tax expense (benefit)	16,585	(163,426)
Interest expense—net	39,816	20,855
Loss on extinguishment of debt	—	146,116
Share of equity method investments loss	1,602	1,375
Other income—net	(653)	(343)
Operating income	99,240	205,288
Reorganization related costs(1)	7,621	—
Non-cash compensation(1)	3,531	5,858
Employer payroll taxes on option exercise(1)	—	11,717
Professional fee(1)	—	7,184
Asset impairments(1)	—	5,923
Recall accrual(1)	—	560
Adjusted operating income(2)	$110,392	$236,530
Net revenues	$739,162	$957,292
Operating margin(3)	13.4%	21.4%
Adjusted operating margin(3)	14.9%	24.7%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this shareholder letter because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted operating income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define operating margin as operating income divided by net revenues. We define adjusted operating margin as adjusted operating income divided by net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-12	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(Unaudited)

	THREE MONTHS ENDED
	APRIL 29,	APRIL 30,
	2023	2022

	(dollars in thousands)
Net income	$41,890	$200,711
Depreciation and amortization	27,770	24,758
Interest expense—net	39,816	20,855
Income tax expense (benefit)	16,585	(163,426)
EBITDA(1)	126,061	82,898
Non-cash compensation(2)	10,180	12,802
Reorganization related costs(3)	7,621	—
Capitalized cloud computing amortization(4)	1,849	1,354
Share of equity method investments loss(3)	1,602	1,375
Other income—net(5)	(653)	(343)
Loss on extinguishment of debt(3)	—	146,116
Employer payroll taxes on option exercise(3)	—	11,717
Professional fee(3)	—	7,184
Asset impairments(3)	—	5,923
Recall accrual(3)	—	560
Adjusted EBITDA(1)	$146,660	$269,586
Net revenues	$739,162	$957,292
EBITDA margin(6)	17.1%	8.7%
Adjusted EBITDA margin(6)	19.8%	28.2%
(1)	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income before depreciation and amortization, interest expense—net and income tax expense (benefit). Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this shareholder letter because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(4)	Represents amortization associated with capitalized cloud computing costs.

T-13	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(5)	The adjustment for the three months ended April 29, 2023 represents net gain due to favorable exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to Pound Sterling and Euro, in addition to a net foreign exchange gain from the remeasurement of intercompany loans with our Switzerland and U.K. subsidiaries.

The adjustment for the three months ended April 30, 2022 includes a net gain on derivative instruments of $3.2 million, resulting from the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchase. The net gain was partially offset by a $2.9 million loss due to unfavorable exchange rate changes affecting foreign currency denominated transactions, primarily between the U.S. dollar as compared to Pound Sterling and Euro, in addition to a foreign exchange loss from the remeasurement of an intercompany loan with a U.K. subsidiary.

(6)	We define EBITDA margin as EBITDA divided by net revenues. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues.

T-14	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME

TO TRAILING TWELVE MONTHS EBITDA AND

TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Unaudited)

TRAILING TWELVE MONTHS
APRIL 29, 2023
(in thousands)
Net income	$369,821
Depreciation and amortization	111,600
Interest expense—net	132,171
Income tax expense—net	88,653
EBITDA(1)	702,245
Non-cash compensation(2)	40,922
Loss on extinguishment of debt(3)	23,462
Asset impairments(4)	18,263
Reorganization related costs(5)	7,621
Capitalized cloud computing amortization(6)	7,061
Non-cash compensation for consolidated VIEs(7)	4,470
Compensation settlements(8)	3,483
Employer payroll taxes on option exercise(9)	2,675
Share of equity method investments loss(10)	2,282
Professional fee(11)	285
Legal settlements(12)	(4,188)
Gain on sale of building and land(13)	(775)
Other income—net(14)	(280)
Adjusted EBITDA(1)	$807,526

(1)	Refer to footnote (1) within table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA.”
(2)	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(3)	Represents a loss on extinguishment of debt related to convertible senior note transactions in the second quarter of fiscal 2022.
(4)	Represents asset impairments related to property and equipment of Galleries under construction and inventory.
(5)	Represents severance costs and related payroll taxes associated with a reorganization.
(6)	Represents amortization associated with capitalized cloud computing costs.
(7)	Represents non-cash compensation attributed to the noncontrolling interest holder of our consolidated real estate joint ventures in fiscal 2022 based on the fair value of the noncontrolling interests upon the closing of such joint venture transactions.
(8)	Represents compensation settlements related to the Rollover Units and Profit Interest Units in the Waterworks subsidiary.
(9)	Represents employer payroll tax expense related to the option exercise by Mr. Friedman in the fourth quarter of fiscal 2022.
(10)	Represents our proportionate share of the loss of our equity method investments.
(11)	Represents professional fee contingent upon the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchase.

T-15	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

(12)	Represents a favorable legal settlement associated with a lease arrangement.
(13)	Represents gain on sale of building and land.
(14)	Represents exchange rate changes affecting foreign currency denominated transactions and from the remeasurement of intercompany loans with Switzerland and U.K. subsidiaries, as well as a loss on derivative instruments resulting from the completion of certain transactions related to the 2023 Notes and 2024 Notes.

T-16	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO ADJUSTED EBITDA

(Unaudited)

	APRIL 29,	INTEREST
	2023	RATE(1)
	(dollars in thousands)
Asset based credit facility	$—	6.33%
Term loan B(2)	1,970,000	7.52%
Term loan B-2(2)	497,500	8.33%
Convertible senior notes due 2023(2)	1,694	0.00%
Convertible senior notes due 2024(2)	41,904	0.00%
Notes payable for share repurchases	315	4.14%
Total debt	$2,511,413
Cash and cash equivalents	(1,516,689)
Total net debt(3)	$994,724
Trailing twelve months adjusted EBITDA(4)	$807,526
Ratio of total net debt to adjusted EBITDA(4)	1.2
(1)	The interest rates for the asset based credit facility and term loans and notes payable for share repurchases represent the weighted-average interest rates as of April 29, 2023.
(2)	Amounts exclude discounts upon original issuance and third-party offering and debt issuance costs.
(3)	Net debt excludes restricted cash of $3.5 million and non-recourse real estate loans of $18 million related to our consolidated variable interest entities from our joint venture activities. These real estate loans are secured by the assets of such entities and the associated creditors do not have recourse against RH’s general assets.
(4)	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by adjusted EBITDA. Refer to table titled “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-17	FIRST QUARTER 2023 FINANCIAL RESULTS AND SHAREHOLDER LETTER